Exhibit 99.1

Chad Deaton Elected to Marathon Oil Corporation Board of Directors

HOUSTON, Nov. 4, 2013 - Marathon Oil Corporation (NYSE: MRO) announced today that Chad Deaton has been elected to the Company's board of directors, effective Jan. 1, 2014.
Deaton, 60, previously served as executive chairman of the board of Baker Hughes Incorporated from January 2012 until his retirement on April 25, 2013. Prior to that, he served as chairman, president and CEO of the Company from 2004 until January 2012.
"Marathon Oil is very pleased to welcome Chad Deaton to our Company’s board of directors," said Clarence P. Cazalot Jr., Marathon Oil executive chairman. "Chad’s depth of experience and knowledge of the oil and gas industry, his demonstrated leadership and his keen awareness of the key drivers of success in our industry make him an outstanding addition to the Marathon Oil board.”
Before joining Baker Hughes in 2004, Deaton was president and chief executive officer of Hanover Compressor Company from 2002 through October 2004. He was a senior advisor to Schlumberger Oilfield Services from 1999 to September 2001 and was an executive vice president of that company from 1998 to 1999.
Deaton currently serves on the boards of Ariel Corporation, a privately held manufacturer of gas compressor equipment; Air Products and Chemicals Inc., a supplier of gases and equipment, specialty and intermediate chemicals, and environmental and energy systems; and Transocean Ltd.
He is a director of Junior Achievement of Southeast Texas and Houston Achievement Place, and he is a member of the Society of Petroleum Engineers Industry Advisory Council. Deaton also serves on the board of the University of Wyoming Foundation and the Wyoming Governor's Engineering Task Force. He earned a Bachelor of Science degree in Geology from the University of Wyoming.
Marathon Oil Corporation is an international exploration and production company. Based in Houston, Texas, the Company had net proved reserves at the end of 2012 of 2 billion barrels of oil equivalent in North America, Europe and Africa. For more information, please visit our website at
http://www.marathonoil.com.

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